AMENDMENT TO

JANUS DETROIT STREET TRUST

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AMENDMENT is made this 10th day of October, 2018, between JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), regarding the funds listed in Appendix A (each, a “Fund” and together, the “Funds”).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of the Funds, are parties to an Investment Advisory and Management Agreement dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below; and

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be amended by the parties only if such amendment is approved by the Board, including a majority of the directors who are not interested persons of the Adviser, Distributor, or of the Trust and is in writing and signed by the parties to the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.    Appendix B is hereby replaced with the attached Appendix B to reflect changes to the management fee rates.

2.    The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.    This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Brennan Hughes
Brennan Hughes
Senior Vice President, Chief Accounting Officer and Treasurer

JANUS DETROIT STREET TRUST

By:	/s/ Byron D. Hittle
Byron D. Hittle
Vice President, Chief Legal Counsel and Secretary

Appendix B

Management Fee Rates

The Funds listed below will each be subject to the following Fee Schedule, effective November 1, 2018:

Assets Under Management	Daily Net Assets (annual rate)
$0-$500 million	0.35%
Next $500 million	0.28%
Over $1 billion	0.20%

Fund	Ticker
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
The Organics ETF	ORG
The Long-Term Care ETF	OLD
The Obesity ETF	SLIM
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson Mortgage-Backed Securities ETF	JMBS